
                       BETHEL BANCORP AND SUBSIDIARIES
      Exhibit 11.  Statement Regarding Computation of Per Share Earnings


                                 Three Months Ended      Three Months Ended
                                  December 31,1995        December 31, 1994*
                                 -------------------     --------------------
EQUIVALENT SHARES:

Average Shares Outstanding           1,195,685               1,094,800

Total Equivalent Shares              1,195,685               1,094,800
Total Primary Shares                 1,293,424               1,226,670
Total Fully Diluted Shares           1,529,798               1,460,434

Net Income                       $     443,436           $     407,114
Less Preferred Stock Dividend           35,000                  35,000
                                 -------------------     --------------------
Net Income after Preferred
Dividend                         $     408,436           $     372,114
                                 ===================     ====================

Primary Earnings Per Share       $        0.32           $        0.30
Fully Diluted Earnings Per
Share                            $        0.29           $        0.28


                                  Six Months Ended        Six Months Ended
                                  December 31, 1995       December 31, 1994*
                                 -------------------     --------------------

EQUIVALENT SHARES:

Average Shares Outstanding           1,157,967               1,094,800

Total Equivalent Shares              1,157,967               1,094,800
Total Primary Shares                 1,252,857               1,231,236
Total Fully Diluted Shares           1,492,080               1,465,000

Net Income                       $     865,073           $     812,826

Less Preferred Stock Dividend           69,999                  69,999
                                 -------------------     --------------------
Net Income after Preferred
   Dividend                      $     795,074           $     742,827
                                 ===================     ====================
Primary Earnings Per Share       $        0.64           $        0.60
Fully Diluted Earnings Per
Share                            $        0.58           $        0.56


*The 1994 earnings per share was restated due to the 100% common stock dividend.